W. R. GRACE & CO.

2018 STOCK INCENTIVE PLAN

1. Purposes. The purposes of the Plan are: (a) to enable the Company to provide Key Persons with long-term incentive compensation that closely aligns the interests of our Key Persons with those of our stockholders; and (b) to enable the Company to compete effectively with other organizations offering similar or other incentives, in attracting, motivating and retaining Key Persons.

2. Definitions. When used in this Plan, the following terms shall have the meanings set forth in this Section 2.

Board of Directors: The Board of Directors of the Company.

Cessation of service (or words of similar import): When a person ceases to be an employee of the Company or a Subsidiary, or ceases to serve as a Director, as appropriate. For purposes of this definition, if an entity that was a Subsidiary ceases to be a Subsidiary, persons who immediately thereafter remain employees of that entity (and are not employees of the Company or an entity that is a Subsidiary) shall be deemed to have ceased service.

Change in Control: Shall be deemed to have occurred if (a) the Company determines that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty (20%) percent or more of the outstanding Common Stock of the Company (provided, however, that a Change in Control shall not be deemed to have occurred if such person has become the beneficial owner of twenty (20%) percent or more of the outstanding Common Stock as the result of a sale of Common Stock by the Company that has been approved by the Board of Directors); (b) individuals who are “Continuing Directors” (as defined below) cease to constitute a majority of the Board of Directors; (c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Corporate Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Corporate Transaction do not, immediately after the Corporate Transaction, own fifty (50%) percent or more of the combined voting power of the corporation resulting from such Corporate Transaction; or (d) the stockholders of the Company approve a complete liquidation or dissolution of the Company. “Continuing Director” for purposes of the above means (i) any member of the Board of Directors who was such a member on the date on which this Plan was approved by the Committee and any successor to such a Continuing Director who is approved as a nominee or elected to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors and (ii) any new member who is nominated or elected to become a director of the Board of Directors by a majority of Continuing Directors who are then members of the Board of Directors. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Stock Incentive (or any portion of an Stock Incentive) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Stock Incentive (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Stock Incentive if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

Committee: The Compensation Committee of the Board of Directors of the Company or any other committee or entity designated by the Board of Directors to administer stock incentive and stock option plans of the Company and the Subsidiaries generally or this Plan specifically. However, the grant of Stock Incentives to individuals who are subject to Section 16 of the Exchange Act may only be made by a Committee which consists of not less than two (2) members of the Board of Directors of the Company, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

Common Stock: The common stock of the Company, par value $.01 per share, or such other class of shares or other securities or property as may be applicable pursuant to the provisions of Section 9.

Company: W. R. Grace & Co., a Delaware corporation.

Continuing Director: The meaning set forth in the definition of “Change in Control” above.

Corporate Transaction: The meaning set forth in the definition of “Change in Control” above.

Director: A member of the Board of Directors of the Company who is not an employee of the Company.

Effective Date: The date that the Plan becomes effective in accordance with Section 11.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Fair Market Value: The value of a share of Common Stock as of any given date determined as follows: (a) the mean between the high and low sales prices of a share of Common Stock in New York Stock Exchange composite transactions on the applicable date, as reported in The Wall Street Journal or another newspaper of general circulation, or, if no sales of shares of Common Stock were reported for such date, on the next preceding date for which such sales were so reported, or, if the shares are not traded on the New York Stock Exchange, (b) the fair market value of a share of Common Stock determined in accordance with any other reasonable method approved by the Committee in such a manner as to comply with Code Section 409A.

Full Value Award: Any Stock Incentive that is settled in shares of Common Stock other than: (a) an Option, (b) a SAR or (c) any other Stock Incentive for which the Key Person pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).

Incentive Stock Option: An Option that states that it is an incentive stock option and that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder applicable to incentive stock options, as in effect from time to time.

Issuance (or words of similar import): The issuance of authorized but unissued Common Stock or the transfer of issued Common Stock held by the Company or a Subsidiary.

Key Person: Either (i) an employee of the Company or a Subsidiary who, in the opinion of the Committee, has contributed or can contribute significantly to the growth and successful operations of the Company or one or more Subsidiaries, as determined by the Committee, or (ii) a Director. The grant of a Stock Incentive to an employee shall be deemed a determination by the Committee that such person is a Key Person.

Net Exercise Option: An Option described in Section 7 hereof.

Nonstatutory Stock Option: An Option that is not an Incentive Stock Option.

Option: An option granted under this Plan to purchase shares of Common Stock.

Option Agreement: An agreement setting forth the terms of an Option.

Performance Award: A Stock Incentive that is awarded in accordance with the provisions of Section 9 of this Plan.

Performance Award Agreement: An agreement setting forth the terms of a Performance Award.

Performance Measure: One or more of the following criteria, or such other operating objectives, with respect to a Performance Award, selected by the Committee to measure performance of the Company or any Subsidiary or other business division of same for a Performance Period, whether in absolute or relative terms: basic or diluted earnings per share of Common Stock; revenue; operating income; net income (either before or after taxes); earnings and/or net income before interest and taxes; earnings and/or net income before interest, taxes, depreciation and amortization; return on capital; return on equity; return on assets; net cash provided by operations; free cash flow; Common Stock price; economic profit; economic value added; total stockholder return; gross margins and costs. Each such measure shall be determined in accordance with generally accepted accounting principles as consistently applied and as determined by the Committee, and adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles.

Performance Period: period of not less than one (1) year over which the achievement of targets for Performance Measures is determined.

Permitted Transferee: shall mean, with respect to a Key Person, any “family member” of the Key Person, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), after taking into account applicable law.

Plan: The 2018 Stock Incentive Plan of the Company herein set forth, as the same may from time to time be amended.

Retirement: The resignation or other separation from Service (except for termination for “cause”) of an employee of the Company who is a Key Person, on or after attaining age 55, provided that the total of his or her age and years of Service equals at least 60.

SAR: A “stock appreciation right” granted under this Plan entitling the holder to, upon exercise of such right, an amount in cash, shares of Common Stock, or a combination of cash and shares, equal in value to the product of (i) the excess, if any, of the Fair Market Value of one share of Common Stock over the exercise price of the applicable SAR, multiplied by (ii) the number of shares of Common Stock in respect of which the SAR has been exercised.

SAR Agreement: An agreement setting forth the terms of a SAR.

Service: Service to the Company or a Subsidiary as an employee or as a Director (as appropriate). “To serve” has a correlative meaning.

Stock Award: An issuance of shares of Common Stock or an undertaking (other than an Option or SAR) to issue such shares in the future including, without limitation, a “restricted stock unit” granted under this Plan.

Stock Incentive: A stock incentive granted under this Plan in one of the forms provided for in Section 3.

Stock Incentive Agreement: An agreement setting forth the terms of any Stock Incentive (including for the avoidance of doubt an Option Agreement).

Subsidiary: A corporation (or other form of business association) of which shares (or other ownership interests) having fifty (50%) percent or more of the voting power regularly entitled to vote for directors (or equivalent management rights) are owned, directly or indirectly, by the Company, or any other entity designated as such by the Board of Directors with respect to whose employees Common Stock would constitute “service recipient stock” as defined under Treasury Regulations Section 1.409A-1(b)(5)(iii) or any successor provision; provided, however, that in the case of an Incentive Stock Option, the term “Subsidiary” shall mean a Subsidiary (as defined by the preceding clause) that is also a “subsidiary corporation” as defined in Section 424(f) of the Code and the regulations thereunder, as in effect from time to time.

3. Grants of Stock Incentives. (a) Subject to the provisions of this Plan, the Committee may at any time and from time to time, grant Stock Incentives under this Plan to, and only to, Key Persons.

(b) The Committee may grant a Stock Incentive to be effective at a specified future date or upon the future occurrence of a specified event. For the purposes of this Plan, any such Stock Incentive shall be deemed granted on the date it becomes effective. An agreement or other commitment to grant a Stock Incentive that is to be effective in the future shall not be deemed the grant of a Stock Incentive until the date on which such Stock Incentive becomes effective.

(c) A Stock Incentive may be granted in the form of:

(i) a Stock Award, or

(ii) an Option or SAR, or

(iii) a Net Exercise Option, or

(iv) a combination of a Stock Award, an Option, SAR and/or Net Exercise Option.

(d) Vesting. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 15 of the Plan, Stock Incentives granted under the Plan shall vest no earlier than the first anniversary of the date the Stock Incentive is granted; provided, however, that, notwithstanding the foregoing: (i) Stock Incentives that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to Section 4(a) may be granted to any one or more Key Persons without respect to such minimum vesting provisions and (ii) the limitations set forth in the immediately preceding clause (i) notwithstanding, nothing herein shall preclude the Committee from taking action, in its sole discretion, to accelerate or maintain the vesting of any Stock Incentives in connection with a Key Person’s death, disability, Retirement or other termination of Service.

4. Stock Subject to this Plan.

(a) Subject to the provisions of paragraphs (b) and (c) of this Section 4 and the provisions of Section 10, the aggregate number of shares of Common Stock which may be issued or transferred pursuant to Stock Incentives (including, without limitation, Incentive Stock Options) under the Plan is 7,200,000 (plus a number of shares of Common Stock equal to the number of shares of Common Stock subject to awards outstanding under the Grace 2014 Stock Incentive Plan that are terminated, canceled, forfeited, or expire, or under which the shares otherwise cease to be issuable); provided, however, that such aggregate number of Shares available for issuance under the Plan shall be reduced by 3.19 shares of Common Stock for each share of Common Stock delivered in settlement of any Full Value Award. Authorized but unissued shares of Common Stock and issued shares of Common Stock held by the Company or a Subsidiary, whether acquired specifically for use under this Plan or otherwise, may be used for purposes of this Plan.

(b) If any shares of Common Stock subject to a Stock Incentive that is not a Full Value Award are terminated, canceled, forfeited, or expire, or such Stock Incentive is settled for cash (in whole or in part), the shares of Common Stock subject to such Stock Incentive shall, to the extent of such termination, cancellation, forfeiture, expiration or cash settlement, again be added back to the shares of Common Stock authorized for grant under Section 4(a). To the extent that a Full Value Award is terminated, canceled, forfeited or expires or such Full Value Award is settled for cash (in whole or in part), the shares of Common Stock available under the Plan shall be increased by 3.19 shares of Common Stock for each share of Common Stock subject to such Full Value Award that is terminated, canceled, forfeited, expired or settled in cash. Notwithstanding anything to the contrary contained herein, however, the following shares of Common Stock shall not be added back to the shares of Common Stock authorized for grant under Section 4(a) and shall not be available for future grants of Stock Incentives: (i) shares of Common Stock tendered by a Key Person or withheld by the Company in payment of the exercise price of an Option; (ii) shares of Common Stock tendered by the Key Person or withheld by the Company to satisfy any tax withholding obligation with respect to a Stock Incentive; (iii) shares of Common Stock subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (iv) shares of Common Stock purchased on the open market with the cash proceeds from the exercise of Options. In addition, notwithstanding the other provisions of this Section 4(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) The maximum number of shares of Common Stock that may be subject to Stock Incentives granted to any one Key Person during any one calendar year shall be limited to One Million (1,000,000) shares of Common Stock (subject to adjustment as provided in Section 10). In addition, the maximum Fair Market Value (measured at the grant date) under Stock Incentives granted to any Director during any one calendar year, shall not exceed $750,000.

5. Stock Awards. Stock Incentives in the form of Stock Awards shall be subject to the following provisions:

(a) Shares of Common Stock subject to a Stock Award may be issued to a Key Person at the time the Stock Award is granted, or at any time subsequent thereto, or in installments from time to time, subject to such terms and conditions including risks of forfeiture, as provided in the Stock Incentive Agreement. Any Stock Incentive Agreement for a Stock Award may provide that the value of any shares of Common Stock subject to such Stock Award to be issued subsequent to the grant date may be paid in cash, on each date on which shares would otherwise have been issued, in an amount equal to the Fair Market Value on such date of the shares that would otherwise have been issued.

(b) The material terms of each Stock Award shall be determined by the Committee. Each Stock Award shall be evidenced by a written instrument consistent with this Plan. It is intended that a Stock Award would be made contingent upon the attainment of one or more specified objectives (which objectives may, for the avoidance of doubt, relate solely to the continued provisions of Service by the recipient of a Stock Award) and may be made subject to restrictions on the sale or other disposition of the Stock Award or the shares subject thereto for a period of one or more years (or such other shorter or longer period as the Committee may determine).

(c) A Stock Award shall be granted for such lawful consideration as may be provided therein.

6. Options and SARs. Stock Incentives in the form of Options and SARs shall be subject to the following provisions:

(a) Options. The Option exercise price per share of Common Stock shall not be less than one hundred (100%) percent of the Fair Market Value of a share of Common Stock on the date the Option is granted; and such exercise price per share of Common Stock shall not be reduced, by action of the Board of Directors or otherwise, at any time after the date the Option is granted (subject to Section 10 hereof). The exercise price and any withholding tax that may be due on the exercise of an Option may be paid in cash, or, if so provided in the Option Agreement, (i) in shares of Common Stock (including shares issued pursuant to the Option being exercised), or (ii) in a combination of cash and such shares; provided, however, that (A) no shares of Common Stock delivered in such payment may be “immature shares,” as determined in accordance with generally accepted accounting principles in effect at the time, (B) any shares of Common Stock delivered to the Company in such payment shall be valued at their Fair Market Value on the date of exercise; and (C) for the avoidance of doubt, payment may be made in cash through a “cashless exercise,” to the extent permitted by applicable law, by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds of shares of Common Stock otherwise deliverable under the exercised Option, as is necessary to pay the Option exercise price if applicable, and, if requested, the minimum amount of any federal, state, local or foreign withholding taxes due in respect of the Option (and to facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms). No indication of ownership of shares of Common Stock shall be issued upon the exercise of an Option until the Option exercise price due for such shares has been paid in full and arrangements have been made for any tax withholding due in respect of the Option, as applicable.

(b) SARs. The SAR exercise price per share of Common Stock (which is subtracted from the Fair Market Value of a share of Common Stock on the exercise date to determine the amount payable under the SAR) shall not be less than one hundred (100%) percent of the Fair Market Value of a share of Common Stock on the date the SAR is granted; and such exercise price per share of Common Stock shall not be reduced, by action of the Board of Directors or otherwise, at any time after the date the SAR is granted (subject to Section 10 hereof). Any withholding tax that may be due on the exercise of the SAR may be paid in cash or through withholding on the amounts that would otherwise be paid pursuant to the SAR.

(c) Each Option or SAR shall be exercisable during the life of the holder only by the holder and, after the holder’s death, only by his or her estate or by a person who acquires the right to exercise the Option or SAR by will or the laws of descent and distribution. Unless otherwise provided in the applicable Stock Incentive Agreement, an Option or SAR, to the extent that it shall not have been exercised or canceled, shall terminate as follows after the holder ceases to serve: (i) if the holder shall voluntarily cease to serve without the consent of the Committee the Option or SAR shall terminate 45 calendar days after such cessation, (ii) if the holder shall have his service terminated for “cause”, the Option or SAR shall terminate immediately upon cessation of service; (iii) if the holder shall cease to serve by reason of death, incapacity or Retirement, the Option or SAR shall terminate three (3) years after the date on which the holder ceased to serve; and (iv) except as provided in the next sentence, in all other cases the Option or SAR shall terminate three (3) months after the date on which the holder ceased to serve unless the Committee shall approve a longer period (which approval may be given before or after cessation of service but not after termination of the Option or SAR) not to exceed three (3) years. If the holder shall die or become incapacitated during the three (3) month period (or such longer period as the Committee may approve) referred to in the preceding clause (iii), the Option or SAR shall terminate three (3) years after the date on which he ceased to serve. A leave of absence for military or governmental service or other purposes shall not, if approved by the Committee (which approval may be given before or after the leave of absence commences but not after termination of the Option or SAR), be deemed a cessation of service within the meaning of this paragraph (c). Notwithstanding the foregoing provisions of this paragraph (c) or any other provision of this Plan, no Option or SAR shall be exercisable after expiration of a period of ten (10) years from the date the Option or SAR is granted and no Incentive Stock Option shall be exercisable after expiration of a period of ten (10) years from the date the Incentive Stock Option is granted.

(d) No restricted stock unit, Option (including a Net Exercise Option) or SAR, nor any right thereunder, may be assigned or transferred except to Permitted Transferees, or by will or the laws of descent and distribution and except, in the case of a Nonstatutory Stock Option or SAR, pursuant to a qualified domestic relations order (as defined in the Code). Notwithstanding the forgoing, the Committee in its sole discretion, may determine to permit a Key Person or a Permitted Transferee of such Key Person to transfer an Option other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonstatutory Stock Option) or SAR to any one or more Permitted Transferees of such Key Person, subject to the following terms and conditions: (i) an Option or SAR transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Key Person or (B) by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a qualified domestic relations order; (ii) an Option or SAR transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Option or SAR as applicable to the original Key Person (other than the ability to further transfer the Option or SAR to any person other than another Permitted Transferee of the applicable Key Person); (iii) any transfer of an Option or SAR to a Permitted Transferee shall be without consideration, except as required by applicable law; and (iv) the Key Person (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable law and (C) evidence the transfer.

(e) An Option may, but need not, be an Incentive Stock Option; provided, however, that (i) no Incentive Stock Option may be granted more than ten (10) years after the earlier of adoption of the Plan by the Committee or approval by the Company’s stockholders; (ii) the exercise price of any Incentive Stock Option granted to a Key Person who owns (within the meaning of Section 422(b)(6) of the Code, after the application of the attribution rules in Section 424(d) of the Code) more than ten (10%) percent of the total combined voting power of all classes of shares of stock of the Company or any parent or Subsidiary of the Company shall be not less than one hundred ten (110%) percent of the Fair Market Value of the Common Stock on the grant date and the term of such stock option shall not exceed five (5) years; (iii) the aggregate Fair Market Value (determined as of the time an Incentive Stock Option is granted) of the shares subject to each installment becoming exercisable for the first time in any calendar year under Incentive Stock Options granted (under all plans, including this Plan, of his employer corporation and its parent and subsidiary corporations) to the Key Person to whom such Incentive Stock Option is granted shall not exceed One Hundred Thousand Dollars ($100,000); (iv) Incentive Stock Options shall only be issued to Key Persons who are employees of the Company or of a Subsidiary; and (v) no Option issued under the Plan shall be an Incentive Stock Option unless the Plan is approved by the stockholders of the Company within twelve (12) months of its adoption by the Committee.

(f) The material terms of each Option or SAR shall be determined by the Committee. Each Option or SAR shall be evidenced by a written instrument consistent with this Plan (i.e., an Option or SAR Agreement, as applicable) and, in the case of an Option, shall specify whether the Option is an Incentive Stock Option or a Nonstatutory Stock Option. An Option or SAR may include restrictions and limitations in addition to those provided for in this Plan.

(g) Subject to the other provisions of this Section 6, Options shall be granted for such lawful consideration as may be provided for in the Option Agreement.

(h) Subject to Section 10 hereof, without the approval of the Company’s stockholders, (i) no transaction or series of transactions shall have the effect of exchanging all or any portion of any Option or SAR granted under this Plan (any such award, a “Previously Granted Option”) for, or replacing all or any portion of any Previously Granted Option with, a new Option or SAR (as applicable), where the exercise price per share of Common Stock under the new Option or SAR is less than such exercise price applicable under the Previously Granted Option, (ii) the Committee shall not authorize the amendment of any outstanding Option or SAR to reduce its price per share of Common Stock, or (iii) the Company shall not cancel any Option or SAR in exchange for cash or another Stock Incentive when the Option or SAR exercise price per share of Common Stock exceeds the Fair Market Value of the underlying shares of Common Stock.

7. Net Exercise Options. A “Net Exercise Option” is an Option that is a Nonstatutory Stock Option, where the applicable Option Agreement specifies that the Company will reduce the number of shares issued under the Option upon exercise by the minimum whole number of shares with a Fair Market Value sufficient to pay the aggregate exercise price of the exercised shares. (If the Fair Market Value of the whole number of shares withheld exceeds the aggregate exercise price of the exercised shares, the excess fractional share shall be forfeited by the Option holder.)

8. Combination of Stock Awards, Options and/or SARs. Stock Incentives authorized by paragraph (c)(iv) of Section 3 in the form of combinations of Stock Awards, Options and/or SARs shall be subject to the following provisions:

(a) A Stock Incentive may be a combination of any form of Stock Award and any form of Option and/or SAR; provided, however, that the terms and conditions of such a Stock Incentive pertaining to a Stock Award are consistent with Section 5 and the terms and conditions of such a Stock Incentive pertaining to an Option or SAR are consistent with Section 6 and in the case of an Incentive Stock Option, the combination is not in violation of Treasury Regulations Section 1.422-5(d).

(b) Such a combination Stock Incentive shall be subject to such other terms and conditions as may be specified therein, including, without limitation, a provision terminating, in whole or in part, a portion thereof upon the exercise in whole or in part of another portion thereof.

(c) The material terms of each combination Stock Incentive shall be determined by the Committee. Each combination Stock Incentive shall be evidenced by a written instrument consistent with this Plan.

9. Performance Awards. The Committee, in its discretion, may authorize the granting, vesting, payment and/or delivery of any form of Stock Incentive as Performance Awards to such Key Persons upon achievement of such targets for Performance Measures during a Performance Period as are selected by the Committee. The Committee, in its discretion, shall determine the Key Persons eligible for Performance Awards, the targets for Performance Measures to be achieved during each Performance Period, and the type, amount, and terms and conditions of any Performance Awards. Performance Awards may be granted either alone or in addition to other Stock Incentives made under the Plan

10. Adjustment and Dividend Provisions. (a) In the event that any reclassification, split-up (whether by a dividend payable in Common Stock or otherwise), or consolidation of the Common Stock shall be effected, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or for shares of the stock or other securities or property of any other corporation or person, then (i) the number, kind, and class of shares or other securities or property that may be issued pursuant to Stock Incentives thereafter granted, (ii) the number, kind and class of shares or other securities or property that have not been issued under outstanding Stock Incentives, (iii) the purchase price to be paid (or exercise price, in the case of Options or SARs) per share or other unit under outstanding Stock Incentives, and (iv) the price to be paid per share or other unit by the Company or a Subsidiary for shares or other securities or property issued pursuant to Stock Incentives that are subject to a right of the Company or a Subsidiary to re-acquire such shares or other securities or property; shall in each case be equitably adjusted as determined by the Committee.

(b) In the event that there shall occur any spin-off or other distribution of assets of the Company to its stockholders (including without limitation an extraordinary dividend), then (i) the number, kind and class of shares or other securities or property that may be issued pursuant to Stock Incentives thereafter granted, (ii) the number, kind and class of shares or other securities or property that have not been issued under outstanding Stock Incentives, (iii) the purchase price to be paid (or exercise price, in the case of Options or SARs) per share or other unit under outstanding Stock Incentives, and (iv) the price to be paid per share or other unit by the Company or a Subsidiary for shares or other securities or property issued pursuant to Stock Incentives that are subject to a right of the Company or a Subsidiary to re-acquire such shares or other securities or property; shall in each case be equitably adjusted as determined by the Committee.

(c) Dividends. In the event that a dividend or dividend equivalent is to be paid (in cash or in stock) in respect of an unvested Stock Incentive, such dividends or dividend equivalents shall be retained by the Company and shall be paid to the Key Person subject to the same restrictions and vesting as are applicable to the underlying Stock Incentive. The Company shall not pay cash dividends or dividend equivalents (in cash or in stock) on Options or SARs.

11. Term. Effective as of and after the date that this Plan is approved by the stockholders (the “Effective Date”), Stock Incentives may be awarded hereunder. This Plan shall terminate, and no Stock Incentives shall be issued hereunder, as of the first business day on or after the ten-year anniversary of the Effective Date.

12. Administration. (a) This Plan shall be administered by the Committee, which shall have full authority to act in the matter of selection of Key Persons and in granting Stock Incentives to them and such other authority as is granted to the Committee by this Plan. Notwithstanding any other provision of this Plan, the Board of Directors may exercise any and all powers of the Committee with respect to this Plan, except to the extent that the possession or exercise of any power by the Board of Directors would cause any Stock Incentive to become subject to, or to lose an exemption from, Section 16(b) of the Exchange Act.

(b) The Committee may establish such rules and regulations, not inconsistent with the provisions of this Plan, as it deems necessary to determine eligibility to be granted Stock Incentives under this Plan and for the proper administration of this Plan, and the Committee may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations under or in connection with this Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its Subsidiaries, its stockholders and its directors, officers and employees, and upon their respective legal representatives, beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

(c) The Committee shall have full and final authority, which shall be exercised in its sole discretion, to accelerate wholly or partially the vesting or lapse of all forfeiture, repurchase and other restrictions on any outstanding Stock Incentives or portion thereof in connection with any Key Person’s death, disability, Retirement or termination of Service.

(d) Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability in the performance of their duties, except as otherwise provided by applicable law.

13. General Provisions. (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the service of the Company or a Subsidiary, or shall affect the right of the Company or of a Subsidiary to terminate the service of any person with or without cause.

(b) No shares of Common Stock shall be issued pursuant to a Stock Incentive unless and until all legal requirements applicable to the issuance of such shares have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance, the person acquiring the shares shall, if requested by the Company, give assurances, satisfactory to counsel to the Company, in respect of such matters as the Company or a Subsidiary may deem desirable to assure compliance with all applicable legal requirements.

(c) No person (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan or subject to any Stock Incentive, except as to such shares of Common Stock, if any, as shall have been issued to him.

(d) In the case of a grant of a Stock Incentive to a Key Person who is employed by a Subsidiary, such grant may provide for the issuance of the shares covered by the Stock Incentive to the Subsidiary, for such consideration as may be provided or as a contribution to the Subsidiary’s capital, upon the condition or understanding that the Subsidiary will transfer the shares to the Key Person in accordance with the terms of the Stock Incentive.

(e) In the event the laws of a country in which the Company or a Subsidiary has employees prescribe certain requirements for Stock Incentives to qualify for advantageous tax treatment under the laws of that country (including, without limitation, laws establishing options analogous to Incentive Stock Options), the Committee, may, for the benefit of such employees, amend, in whole or in part, this Plan and may include in such amendment additional provisions for the purposes of qualifying the amended plan and Stock Incentives granted thereunder under such laws; provided, however, that (i) the terms and conditions of a Stock Incentive granted under such amended plan may not be more favorable to the recipient than would be permitted if such Stock Incentive had been granted under this Plan as herein set forth, (ii) all shares allocated to or utilized for the purposes of such amended plan shall be subject to the limitations of Section 4, and (iii) the provisions of the amended plan may restrict but may not extend or amplify the provisions of Sections 10 and 14.

(f) The Company or a Subsidiary may make such provisions as either may deem appropriate for the withholding of any taxes that the Company or a Subsidiary determines is required to be withheld in connection with any Stock Incentive.

(g) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice, or arrangement for the payment of compensation or benefits to directors, officers, or employees generally, or to any class or group of such persons, that the Company or any Subsidiary now has or may hereafter put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus, or stock option plan.

(h) Stock Incentives under the Plan are intended to be either exempt from Code Section 409A or in compliance with Code Section 409A and the Plan shall be so administered and interpreted (including, for the avoidance of doubt, that (i) the exercise price per share of Common Stock of any Option or SAR shall be established (and adjusted, as applicable) in a manner that satisfies the requirements of Code Section 409A and (ii) for any Stock Incentive that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, (x) each payment under a Stock Incentive shall be treated as a separate payment for purposes of Code Section 409A, (y) a recipient thereof shall not be considered to have experienced a cessation of service unless the recipient has experienced a “separation from service” within the meaning of Code Section 409A and (z) in the event that the recipient is a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Company), any such compensation that would otherwise be payable during the six-month period immediately following the recipient’s cessation of service by reason of such cessation of service shall instead be paid or provided on the first business day following the date that is six (6) months following the recipient’s cessation of service. Any Stock Award which is not intended to meet the requirements for a “short-term deferral” under Treasury Regulations Section 1.409A-1(b)(4) or is otherwise not exempt from Section 409A will be issued pursuant to an agreement that complies with Section 409A. The Committee shall take no action under the Plan that would cause a Stock Incentive under the Plan to fail to either be exempt from Code Section 409A or in compliance with Code Section 409A. Notwithstanding the foregoing, Stock Incentive recipients are solely responsible for the tax consequences to them of Stock Incentives under the Plan, including any tax consequences under Code Section 409A.

(i) Claw-Back. All Stock Incentives (including any proceeds, gains or other economic benefit actually or constructively received by a Key Person upon any receipt, vesting or exercise of any Stock Incentive or upon the receipt or resale of any shares of Common Stock underlying the Stock Incentive) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of a Stock Incentive, to the extent set forth in such claw-back policy and/or in an applicable Stock Incentive Agreement.

(j) Personal Data. As a condition of receipt of any Stock Incentive, each Key Person explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 13(j) by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Key Person’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Key Person, including but not limited to, the Key Person’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Stock Incentives, in each case, for the purpose of implementing, managing and administering the Plan and Stock Incentives (the “Data “). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Key Person’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Key Person’s country, or elsewhere, and the Key Person’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Stock Incentive, each Key Person authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Key Person’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Key Person may elect to deposit any Shares. The Data related to a Key Person will be held only as long as is necessary to implement, administer, and manage the Key Person’s participation in the Plan. A Key Person may, at any time, view the Data held by the Company with respect to such Key Person, request additional information about the storage and processing of the Data with respect to such Key Person, recommend any necessary corrections to the Data with respect to the Key Person or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel a Key Person’s ability to participate in the Plan and, in the Administrator’s discretion, the Key Person may forfeit any outstanding Stock Incentives if the Key Person refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Key Persons may contact their local human resources representative.

14. Acquisitions by the Company. If the Company or any Subsidiary should purchase stock or assets or otherwise acquire the whole or part of the business of another entity, or merge or consolidate with another entity (as part of a transaction that is not a Change in Control as defined herein), the Company, upon the approval of the Committee, (a) may assume, in whole or in part and with or without modifications or conditions, any stock incentives granted by the acquired entity to its directors, officers, employees or consultants in their capacities as such, or (b) may grant new Stock Incentives in substitution therefor. Any such assumed or substitute Stock Incentives may contain terms and conditions inconsistent with the provisions of this Plan (including the limitations set forth in paragraph (a) of Section 4), including additional benefits for the recipient; provided, however, that if such assumed or substitute Stock Incentives are Incentive Stock Options, such terms and conditions are permitted under the plan of the acquired entity. For the purposes of any applicable plan provision involving time or a date, a substitute Stock Incentive shall be deemed granted as of the date of grant of the original stock incentive.

15. Change in Control Provisions. Unless otherwise provided in a Stock Incentive Agreement and notwithstanding any other provision of this Plan to the contrary:

(a) Stock Incentives Not Assumed. If a Change in Control occurs and a Key Person’s Stock Incentives are not continued, converted, assumed, or replaced with a substantially similar award by (i) the Company, or (ii) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Key Person has not had a termination of Service, then immediately prior to the Change in Control such Stock Incentives shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Stock Incentives shall lapse, in which case, such Stock Incentives shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (A) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Committee may provide, and (B) determined by reference to the number of shares subject to such Stock Incentives and net of any applicable exercise price; provided that to the extent that any Stock Incentives constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Stock Incentive Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Key Person would be entitled upon the settlement or exercise of such Stock Incentive at the time of the Change in Control is equal to or less than zero, then such Stock Incentive may be terminated without payment. The Committee shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

(b) Stock Incentives Assumed. If a Change in Control occurs and a Key Person’s Stock Incentives are subject to Assumption, and, within twenty-four (24) months following such Change in Control (i) such Key Person’s employment or service with the Company or a successor entity or its parent or subsidiary is terminated other than for “cause” (as defined in the Stock Incentive Agreement relating to such Stock Incentive, or if such Agreement does not set forth such a definition, as such term is reasonably defined by the Committee or the successor thereto), or (ii) such Key Person voluntarily terminates his or her employment or service with the Company or a successor entity or its parent or subsidiary with “good reason” (as defined in the Stock Incentive Agreement relating to such Stock Incentive, or if such Agreement does not set forth such a definition, as such term is reasonably defined by the Committee or the successor thereto), then such Key Person’s remaining unvested Stock Incentives (including any substituted Stock Incentives) shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Stock Incentives (including any substituted Stock Incentives) shall lapse, on the date of termination.

(c) The Committee shall take such action as it deems appropriate and equitable to effectuate the purposes of this Plan and to protect the grantees of Stock Incentives, which action may include, without limitation, any one or more of the following, provided such action is in compliance with Code Section 409A if applicable: (i) acceleration or change of the exercise and/or expiration dates of any Option or SAR to require that exercise be made, if at all, prior to the Change in Control; (ii) cancellation of any Stock Incentives upon payment to the holder in cash of the Fair Market Value of the shares subject to such Stock Incentives as of the date of (and, to the extent applicable, as established for purposes of) the Change in Control, less the aggregate exercise price, if applicable, of the Option or SAR; and (iii) in any case where equity securities of another entity are proposed to be delivered in exchange for or with respect to shares of Common Stock of the Company, arrangements to have such other entity replace the Stock Incentives granted hereunder with awards with respect to such other securities, with appropriate adjustments in the number of shares subject to, and the exercise prices under, the Stock Incentives (as applicable).

16. Amendments and Termination. (a) Anytime subsequent to the Effective Date, this Plan may be amended or terminated by the Committee; provided, however, that, without the approval of the stockholders of the Company, no amendment shall be made that (i) causes this Plan to cease to comply with applicable law; (ii) permits any person who is not a Key Person to be granted a Stock Incentive (except as otherwise provided in Section 14); (iii) increases the maximum number of shares of Common Stock that may be issued pursuant to Stock Incentives granted under this Plan (subject to the provisions of Section 4(b) and (c) and the provisions of Section 10); (iv) amends the provisions of paragraph (a) of Section 4, paragraphs (a), (b), or (e) of Section 6 to permit shares to be valued at, or to have a purchase price of, respectively, less than the percentage of Fair Market Value specified therein; (v) amends Section 11 to extend the date set forth therein; or (vi) amends this Section 16.

(b) The Committee may amend, modify or terminate any Stock Incentive Agreement, subject to applicable law and to the other provisions of this Plan including subsection (c) below.

(c) No amendment or termination of this Plan shall adversely affect any holder’s rights under any Stock Incentive previously granted to, and accepted by, the holder; and no amendment to any such Stock Incentive shall adversely affect any holder’s rights thereunder; without the consent of the holder thereof.

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